UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of report (date of earliest event reported): July 26, 2005

                          MISSION WEST PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

           Maryland             Commission File Number:            95-2635431
           --------                     1-8383                     ----------
(State or other jurisdiction of                                 (I.R.S. Employer
        incorporation)                                           Identification)



                    10050 Bandley Drive, Cupertino, CA 95014
                    (Address of principal executive offices)

                                 (408) 725-0700
              (Registrant's telephone number, including area code)



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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On July 26, 2005, the Company obtained a $125 million secured mortgage loan from Allianz Life Insurance Company of North America ("Allianz") ("Allianz Loan II"). The Allianz Loan II matures on July 10, 2025, and must be paid in full at that time, unless payment is accelerated by reason of a default or sale of one or more of the properties that secure the loan. This loan bears a fixed interest rate of 5.22% and principal payments are amortized over 20 years. The loan can be prepaid subject to certain yield maintenance provisions and is assumable with the payment of an assumption fee. The mortgage loan is secured by eight properties. The Company paid approximately $0.8 million in loan fees and financing costs, which will be amortized over the 20 year loan period. The proceeds will be used primarily to repay short-term debt, retire one long-term mortgage debt, reduce the balance of the Cupertino National Bank and Berg Group lines of credit, and for other working capital needs. In connection with the Allianz Loan II, the Company entered into a "Loan Modification Agreement" with Allianz on July 26, 2005, which extends the amortization period and maturity date of the $25.8 million secured mortgage loan entered into with Allianz on April 6, 2005 ("Allianz Loan I") from April 10, 2020 to July 10, 2025. The Allianz Loans I and II now contain cross-default provisions. In addition, the Company entered into a "Change in Terms Agreement" with Cupertino National Bank on July 22, 2005, which reduced the maximum borrowing amount on the Company's revolving line of credit facility with that bank from $40 million to $9 million.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               MISSION WEST PROPERTIES, INC.




Dated:  August 1, 2005                         By:   /s/ Carl E. Berg
                                                  ------------------------------
                                                  Carl E. Berg
                                                  Chief Executive Officer

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